Exhibit 10.2

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (this “Agreement”) is made as of May 29, 2018, by and between Zafgen, Inc., a Delaware corporation (the “Company”), and Brian P. McVeigh (the “Employee”).

1. Purpose. The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s key management, including the Employee, to their assigned duties without distraction, including in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed to affect the at-will nature of the employment relationship, the Employee shall not have any right to be retained in the employ of the Company.

2. Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events: (a) the sale or exclusive out-license (even as to the Company) of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power or fair market value of the stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (c) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company. Notwithstanding any other provision of this Agreement, “Change in Control” shall be interpreted, administered and applied in a manner consistent and in compliance with a “change in control event” as set forth in Treasury Regulation Section 1.409A-3(i)(5) (“Change in Control Event”).

3. Terminating Event.

A “Terminating Event” shall mean any of the events provided in this Section 3:

(a) Termination by the Company. Termination by the Company of the employment of the Employee with the Company for any reason other than for Cause, death or Disability. For purposes of this Agreement, “Cause” shall mean, as determined by the Company in good faith:

(i) the commission by the Employee of any felony, any crime involving the Company, or any crime involving fraud or dishonesty;

(ii) any unauthorized use or disclosure of the Company’s proprietary information by the Employee;

(iii) any intentional misconduct or gross negligence on the Employee’s part which has a materially adverse effect on the Company’s business or reputation; or

(iv) the Employee’s repeated and willful failure to perform the duties, functions and responsibilities of the Employee’s position after a written warning from the Company.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Employee being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control. For purposes hereof, the Employee will be considered “Disabled” if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from his duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

(b) Termination by the Employee for Good Reason. Termination by the Employee of the Employee’s employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (hereinafter defined) following, the occurrence of any of the following events:

(i) a material diminution in the Employee’s title, responsibilities, authority or duties;

(ii) a material diminution in the Employee’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii) a breach by the Company of the material terms of this Agreement or any other written agreement between the Company and the Employee; or

(iv) a 50 mile or greater change in the geographic location at which the Employee is required to provide services to the Company, not including business travel and short-term assignments.

“Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4. Change in Control Payment. In the event a Terminating Event occurs on or within the 12 months immediately after a Change in Control (such 12-month period, the “Change in Control Period”), subject to the Employee signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities (but other than claims or future claims (i) for the payments to be made, benefits to be provided and equity awards to be accelerated to or with regard to the Employee pursuant to this Agreement, (ii) for indemnification at law, pursuant to the Company’s certificate of incorporation and/or by-laws, any other written agreement between the Company and the Employee, and any governing document concerning a group benefit plan provided by or sponsored by the Company and in which the Employee is a participant, administrator or fiduciary, (iii) as the holder of securities of the Company, or (iv) for insurance coverage or costs of defense available to the Employee under any policy maintained by the Company), confidentiality, return of property and non-disparagement, in a form and manner reasonably satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the following shall occur:

(a) the Company shall pay to the Employee an amount equal to 12 months of the Employee’s annual base salary in effect immediately prior to the Terminating Event (or the Employee’s annual base salary in effect immediately prior to the Change in Control, if higher);

(b) if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Employee a monthly cash payment for 12 months, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee (and his eligible dependents) if the Employee had remained employed by the Company;

(c) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards with time-based vesting held by the Employee shall immediately accelerate and become fully exercisable or nonforfeitable as of the Employee’s Date of Termination; and

(d) the amounts payable under this Section 4 shall be paid out in a lump sum commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year by the last day of such 60-day period.

5. Severance Outside the Change in Control Period. In the event a Terminating Event occurs at any time other than during the Change in Control Period, subject to the Employee signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the following shall occur:

(a) the Company shall pay to the Employee an amount equal to 9 months of the Employee’s annual base salary in effect immediately prior to the Terminating Event;

(b) if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Employee a monthly cash payment for 9 months in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee (and his eligible dependents) if the Employee had remained employed by the Company; and

(c) the amounts payable under this Section 5 shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

6. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Compensatory Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, (or any successor provision), then the Compensatory Payments shall be reduced so that the sum of all of the Compensatory Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code (or any successor provision); provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Compensatory Payments were not subject to such reduction. In such event, the Compensatory Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Compensatory Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Compensatory Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 6, the “After Tax Amount” means the amount of the Compensatory Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Compensatory Payments. For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Compensatory Payments shall be made pursuant to Section 6(a) shall be made by an accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Employee. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so as not to be part of this Agreement or in compliance with Section 409A of the Code so that all payments hereunder are either exempt or comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of applying Section 409A, any exemptions thereto and Treasury Regulation Section 1.409A-2(b)(2).

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e) The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination of the Employee’s employment with the Company for any reason other than the occurrence of a Terminating Event, or (b) the date all amounts have been paid to the Employee upon a Terminating Event pursuant to Section 4 or Section 5 hereof, as applicable.

9. Withholding. All payments made by the Company to the Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10. Notice and Date of Termination.

(a) Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 10. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Employee’s employment is terminated by his death, the date of his death; (ii) if the Employee’s employment is terminated on account of Employee’s Disability or by the Company for Cause, the date on which Notice of Termination is given; (iii) if the Employee’s employment is terminated by the Company without Cause the date on which a Notice of Termination is given; (iv) if the Employee’s employment is terminated by the Employee without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Employee’s employment is terminated by the Employee with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

11. No Mitigation. The Company agrees that, if the Employee’s employment by the Company is terminated during the term of this Agreement, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company pursuant to Section 4 or Section 5 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer.

12. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

13. Integration. This Agreement constitutes the entire agreement between the parties with respect to severance pay, benefits and accelerated vesting (except to the extent any equity agreement specifically provides for terms more favorable to the Employee) in connection with any termination of employment and supersedes in all respects all prior agreements between the parties concerning such subject matter, including without limitation any provisions of any offer letter or employment agreement relating to severance pay or benefits in connection with the ending of Employee’s employment relationship with the Company. In the interest of clarity, any (i) agreement relating to confidentiality, noncompetition, non-solicitation or assignment of inventions or (ii) equity acceleration more favorable to the Employee, shall not be affected by the Agreement.

14. Successor to the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Employee’s death after a Terminating Event but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Employee’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Employee fails to make such designation).

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company, or to the Company at its main office, attention of the Board.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company.

19. Effect on Other Plans and Agreements. An election by the Employee to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Employee under the Company’s benefit plans, programs or policies except as otherwise provided in Section 6 hereof, and except that the Employee shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Employee is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement (subject to the equity provisions in Section 13 above) shall govern and Employee may receive payment under this Agreement only and not both. Further, Section 4 and Section 5 of this Agreement are mutually exclusive and in no event shall Employee be entitled to payments or benefits pursuant to Section 4 and Section 5 of this Agreement.

20. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

21. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ZAFGEN, INC.

By:	/s/ Jeffrey S. Hatfield
Name: Jeffrey S. Hatfield
Title: Cheif Executive Officer

/s/ Brian P. McVeigh
Brian P. McVeigh